Consent of Independent Auditor

We hereby consent to the inclusion in this Annual Report on Form 40-F for the year ended March 31, 2014 of CAE Inc. of our report dated May 15, 2014, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting, which appears in the Exhibit incorporated by reference in this Annual Report.

We also consent to the incorporation by reference in the Registration Statements on Form S-8 (No.

333 – 97185 and 333 - 155366) of CAE Inc. of our report dated May 15, 2014 referred to above.

Montreal, Quebec

June 26, 2014

1 CPA auditor, CA, public accountancy permit No.A123498

PricewaterhouseCoopers LLP

1250 René-Levesque Boulevard West, Montréal, Québec, Canada H3B 2G4 T: +1 514 205 5000, F: +1 514 205 5675, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.